UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2010

Graymark Healthcare, Inc.
(Exact name of registrant as specified in charter)

Oklahoma (State or Other Jurisdiction of Incorporation)	001-34171 (Commission File Number)	20-0180812 (IRS Employer Identification No.)
210 Park Avenue, Suite 1350
Oklahoma City, Oklahoma 73102
(Address of Principal Executive Offices) (Zip Code)
(405) 601-5300
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement.
On July 23, 2010, Graymark Healthcare, Inc. (the “Company”), the Subsidiaries and the Guarantors (as defined in the existing Loan Agreement) entered into a Third Amendment to Loan Agreement with Arvest Bank (“Arvest”). SDC Holdings, LLC and ApothecaryRx, LLC are referred to as the “Subsidiaries” and together with the Company, the “Borrowers”. The Loan Agreement was originally entered into between the Borrowers, Guarantors and Arvest on May 21, 2008. The Third Amendment provided for the amendments described below.
The standard interest rate shall be the greater of the prime rate and 6% and the default interest shall be the greater of the prime rate plus 5% and 15%. Previously, the standard interest rate was the greater of the prime rate and 5%.
The debt service coverage ratio shall commence September 30, 2010 (instead of June 30, 2010) and must be at least 1.25 to 1.
If the Company sells assets which are collateral for the Arvest loan, then subject to certain exceptions and without the consent of Arvest, such sale proceeds must be used to reduce the outstanding amounts to Arvest.
Subject to certain conditions, the Company shall have the right to:
•	issue and sell convertible unsecured debt obligations and pay the coupon thereon with prior notice to Arvest (with the proceeds available for general corporate purposes or acquisitions);

•	guaranty ordinary course business obligations for its Subsidiaries not specifically provided by the Loan Agreement; and

•	loan, advance or repay any amounts between or among the Borrowers.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By: GRAYMARK HEALHCARE, INC.
Date: July 28, 2010	By:	/s/ Stanton Nelson
Stanton Nelson
Chief Executive Officer